LOCAL PROGRAMMING AND MARKETING AGREEMENT

THIS LOCAL PROGRAMMING AND MARKETING AGREEMENT (this “Agreement”) is made as of February 22, 2018 by and among EMMIS RADIO, LLC, an Indiana limited liability company (“Emmis Radio”), EMMIS RADIO LICENSE, LLC, an Indiana limited liability company (“Emmis License,” and together with Emmis Radio, the “Licensee”), and HUBBARD RADIO ST. LOUIS, LLC, a Delaware limited liability company (“Programmer”). Reference herein to a “Party” or the “Parties” shall refer, on the one hand, to Licensee, and on the other hand, to Programmer. Capitalized terms used in this Agreement and not otherwise defined herein will have the meanings given to such terms in the Purchase Agreement (defined below).
Recitals
A.    Emmis Radio owns and operates the following radio stations (the “Stations”) pursuant to licenses issued by the Federal Communications Commission (“FCC”) to Emmis License:
KSHE(FM), Crestwood, MO (FIN 19523)
KPNT(FM), Collinsville, IL (FIN 56525)
B.    Licensee desires to obtain programming for the Stations, and Programmer desires to provide programming for broadcast on the Stations on the terms set forth in this Agreement.

C.    Licensee and Programmer are parties to an Asset Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof with respect to the Stations and the Assets.

Agreement
NOW, THEREFORE, taking the foregoing recitals into account, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.    Term. The term of this Agreement (the “Term”) will begin at 12:01 a.m. Central Time on March 1, 2018 (the “LMA Commencement Date”) and will continue until the earlier of the Closing under the Purchase Agreement or termination of the Purchase Agreement in accordance with its terms.
2.    Programming. During the Term, Programmer shall purchase from Licensee airtime on the Stations for the price and on the terms specified below, and shall transmit to Licensee programming (the “Programs”) for broadcast on the Stations twenty-four (24) hours per day, seven (7) days per week, excluding at Licensee’s option the period from 6:00 a.m. to 8:00 a.m. each Sunday morning (the “Broadcasting Period”). Programmer will transmit, at its own expense, its Programs to the Stations’ transmitting facilities in a manner that ensures that the Programs meet technical and quality standards at least equal to those of the Stations’ broadcasts prior to commencement of the Term. During the Term, Programmer shall also be responsible for the Stations’ websites, applications, social media, streaming and multi-cast/HD programming (collectively, the “Digital Operations”).
3.    Broadcasting. In return for the payments to be made by Programmer hereunder, during the Term, Licensee shall broadcast the Programs in analog and digital formats on the Stations, subject to the provisions of Section 6 below. To the extent reasonably necessary to perform this Agreement, during the Term, Licensee shall provide Programmer with the benefits of any of the Stations’ programming contracts, lease agreements and other operating contracts, and Programmer shall perform the obligations of Licensee thereunder, to the extent of the benefits received.
4.    Advertising.
(a)    During the Term, Programmer will be exclusively responsible for the sale of advertising on the Stations and for the collection of accounts receivable arising therefrom, and Programmer shall be entitled to all revenues of the Stations (including without limitation all revenues from the Stations’ Digital Operations, tower income, and ancillary revenue).
(b)    Programmer shall not discriminate during the Term in advertising arrangements on the Stations on the basis of race or ethnicity. Programmer further covenants that during the Term all of the advertising sales agreements with respect to the Stations will contain an appropriate non-discrimination clause in compliance with FCC policies concerning nondiscrimination in advertising.
5.    Payments. For the broadcast of the Programs and the other benefits made available to Programmer pursuant to this Agreement, during the Term, Programmer will pay Licensee a monthly fee (the “Monthly LMA Fee”) as further described on Schedule A attached hereto.
6.    Control.
(a)    Notwithstanding anything to the contrary in this Agreement, during the Term Licensee shall have full authority, power and control over the policies, programming and operations of the Stations and over all persons working at the Stations. Licensee shall bear responsibility for the Stations’ compliance with all applicable provisions of the Communications Act of 1934, as amended, the rules, regulations and policies of the FCC, and all other applicable laws. Licensee may employ a manager for the Stations, who will report to Licensee and will direct the day-to-day operations of the Stations, and who shall have no employment, consulting or other relationship with Programmer.
(b)    Nothing contained herein shall prevent Licensee from (i) rejecting or refusing programs which Licensee believes to be contrary to the public interest or (ii) substituting programs which Licensee believes to be of greater local or national importance or which are designed to address the problems, needs and interests of the local communities. Without limiting the preceding sentence, Licensee reserves the right to (i) refuse to broadcast any

Program containing matter which violates any right of any third party, or which does not meet the requirements of the rules, regulations and policies of the FCC, (ii) preempt any Program in the event of a local, state, or national emergency, and (iii) delete any commercial announcements or other programming that does not comply with the requirements of the FCC’s sponsorship identification policy. If Licensee preempts, rejects or otherwise refuses to broadcast any Program, then Licensee shall use commercially reasonable efforts to broadcast substitute programming of equal or greater value to Programmer. If Licensee preempts any Program for reasons other than to broadcast emergency programming and does not substitute programming of equal or greater value to Programmer, the Monthly LMA Fee shall be reduced by the amount of advertising revenue lost by Programmer.
(c)    Programmer shall immediately serve Licensee with notice and a copy of any letters of complaint it receives concerning any Program. Programmer shall cooperate with Licensee to ensure that EAS transmissions are properly performed in accordance with Licensee’s instructions.
7.    Music Licenses. During the Term, Licensee, subject to reimbursement by Programmer, shall obtain and maintain all required music licenses with respect to the Stations, including but not limited to ASCAP, BMI, SESAC, Global Music Rights, and SoundExchange.
8.    Programs.
(a)    Programmer shall ensure that the content of the Programs conforms to all FCC rules, regulations and policies in all material respects. Programmer shall consult with Licensee in the selection of the Programs to ensure that the Programs’ content contains matters responsive to issues of public concern in the local communities, as those issues are made known to Programmer by Licensee. On or before January 7, April 7, July 7 and October 7 of every year during the Term, Programmer shall provide to Licensee a list of significant community issues addressed in the Programs during the preceding quarter and the specific Programs that addressed such issues. Licensee acknowledges that its right to broadcast the Programs is non-exclusive and that ownership of or license rights in the Programs shall be and remain vested in Programmer.
(b)    Licensee shall oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcast rules of the FCC for the Stations. During the Term, Programmer shall cooperate with Licensee as it complies with its political broadcast responsibilities, and shall supply such information promptly to Licensee as may be necessary to comply with the political broadcasting provisions of the FCC’s rules, the Communications Act of 1934, as amended, and federal election laws. Programmer shall release advertising availabilities to Licensee during the Broadcasting Period as necessary to permit Licensee to comply with the political broadcast rules of the FCC; provided, however, that revenues received by Licensee as a result of any such release of advertising time shall promptly be remitted to Programmer.
9.    Station Employees. The provisions in Article 14 of the Purchase Agreement with respect to employees and employee plans shall be applied to the Stations in connection with the implementation of this Agreement. Accordingly, the certain employees set forth in Section 14.1 of the Purchase Agreement of Licensee shall become employees of Programmer as provided in Section 14.1 of the Purchase Agreement; provided, however, that if any Station employees described in Section 6 of this Agreement are deemed Transferred Employees, such individuals shall remain employees of Licensee until Closing.
10.    Expenses. During the Term, Programmer will be responsible for the salaries, taxes, insurance and other costs for all of Programmer’s personnel used in the production of the Programs supplied to Licensee, and the costs of delivering the Programs to Licensee. During the Term and subject to Section 9.16 of the Purchase Agreement, Licensee will pay (i) the salaries, taxes, insurance and other costs for Licensee’s employees of the Stations, (ii) lease costs for studio and transmitter facilities, (iii) maintenance of all studio and transmitter equipment and all other operating costs required to be paid to maintain the Stations’ broadcast operations in accordance with FCC rules and policies and applicable law, and (iv) all utilities supplied to its studio and transmitter sites. Licensee will provide all personnel necessary for the broadcast transmission of the Programs.
11.    Call Signs. During the Term, Licensee will retain all rights to the call letters of the Stations or any other call letters which may be assigned by the FCC for use by the Stations, and will ensure that proper station identification announcements are made with such call letters in accordance with FCC rules and regulations. Programmer shall include in the Programs an announcement at the beginning of each hour of such Programs to identify such call letters, as well as any other announcements required by the rules and regulations of the FCC.
12.    Maintenance. During the Term, Licensee shall use commercially reasonable efforts to maintain the operating power of the Stations at the maximum level authorized by the FCC for the Stations and shall repair and maintain the Stations’ towers and transmitter sites and equipment consistent with its past practice. During the Term, Programmer shall promptly report to Licensee any maintenance issues that come to Programmer’s attention. Licensee shall use commercially reasonable efforts to provide at least forty-eight (48) hours prior notice to Programmer in advance of any maintenance work affecting the operation of any of the Stations and to schedule any such maintenance work at hours other than 6:00 A.M. to 12:00 Midnight (Monday to Sunday). If any of the Stations suffers any loss or damage of any nature to its transmission facilities which results in the interruption of service or the inability of the Station to operate, Licensee shall promptly notify Programmer and shall undertake such repairs as are necessary to restore full-time operation of the Station within seven (7) days from the occurrence of any such loss or damage, if reasonably practicable. In the event of any such interruption of service or the inability of the Station to operate, other than for routine, scheduled maintenance or an interruption caused by Programmer or its employees, consultants or agents, the Parties agree the Monthly LMA Fee will be reduced by an amount which is in proportion to the length of time that one or more of the Stations is not able to broadcast and which is in proportion to the advertising revenue of the Station(s) unable to broadcast.
13.    Facilities. During the Term, Licensee shall provide Programmer access to and the use of designated space at Licensee’s studios and offices for the Stations for purposes of performing this Agreement (and for no other purpose). When on Licensee’s premises,

Programmer’s personnel shall be subject to the direction and control of Licensee’s management personnel, and shall not (i) act contrary to the terms of any lease for the premises, (ii) permit to exist any lien, claim or encumbrance on the premises or (iii) interfere with the business and operation of Licensee’s stations or Licensee’s use of such premises.
14.    Representations.
(a)    Licensee represents and warrants to Programmer that (i) it has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (ii) it is in good standing in the jurisdiction of its organization and is qualified to do business in all jurisdictions where the nature of its business requires such qualification, (iii) it has duly authorized this Agreement, and this Agreement is binding upon it, and (iv) the execution, delivery, and performance by it of this Agreement does not conflict with, result in a breach of, or constitute a default or ground for termination under any agreement to which it is a party or by which it is bound.
(b)    Programmer represents and warrants to Licensee that (i) it has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (ii) it is in good standing in the jurisdiction of its organization and is qualified to do business in all jurisdictions where the nature of its business requires such qualification, (iii) it has duly authorized this Agreement, and this Agreement is binding upon it, and (iv) the execution, delivery, and performance by it of this Agreement does not conflict with, result in a breach of, or constitute a default or ground for termination under any agreement to which it is a party or by which it is bound.
15.    Purchase Agreement. This Agreement shall terminate automatically upon Closing under the Purchase Agreement. This Agreement may be terminated by either Party by written notice to the other in the event of any expiration or termination of the Purchase Agreement.
16.     Events of Default.
(a)    The occurrence of any of the following will be deemed an Event of Default by Programmer under this Agreement: (i) Programmer fails to timely make any payment required under this Agreement; (ii) Programmer fails to observe or perform any other obligation contained in this Agreement in any material respect; or (iii) Programmer breaches any representation or warranty made by it under this Agreement in any material respect.

(b)     The occurrence of the following will be deemed an Event of Default by Licensee under this Agreement: (i) Licensee fails to observe or perform any obligation contained in this Agreement in any material respect; or (ii) Licensee breaches any representation or warranty made by it under this Agreement in any material respect.
(c)    Notwithstanding the foregoing, a non-monetary Event of Default will not be deemed to have occurred until fifteen (15) calendar days after the non-defaulting party has provided the defaulting party with written notice specifying the Event of Default and such Event of Default remains uncured; provided, however, that an Event of Default under Sections 3, 5 or

12 of this Agreement will not be deemed to have occurred until five (5) calendar days after the non-defaulting party has provided the defaulting party with written notice specifying the Event of Default and such Event of Default remains uncured. Upon the occurrence of an Event of Default, and in the absence of a timely cure pursuant to this Section, the non-defaulting party may terminate this Agreement, effective immediately upon written notice to the defaulting party.
17.    Effect of Termination of LMA. If this Agreement is terminated for any reason other than at Closing under the Purchase Agreement, the Parties agree to cooperate with one another and to take all actions necessary to rescind this Agreement and return the Parties to the status quo ante. Subject to the provisions of Section 12 of this Agreement, the failure of Licensee to broadcast the Programs due to facility maintenance or repair, or due to any reason out of Licensee’s reasonable control shall not constitute an Event of Default by Licensee hereunder.
18.       Indemnification.  Programmer shall indemnify, defend, and hold Licensee harmless against any and all liability arising from the broadcast of the Programs on the Stations, including without limitation all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law during the Term of this Agreement. Licensee shall indemnify, defend, and hold Programmer harmless against any and all liability arising from the broadcast of Licensee’s programming on the Stations, including without limitation all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law or from any third party claim resulting from or arising out of Licensee’s operation of the Stations prior to the LMA Commencement Date.  The obligations under this Section shall survive any termination of this Agreement.
19.    Assignment. Neither Programmer nor Licensee may assign this Agreement without the prior written consent of the other Party hereto. The terms of this Agreement shall bind and inure to the benefit of the Parties’ respective successors and any permitted assigns, and no assignment shall relieve any Party of any obligation or liability under this Agreement. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the Parties hereto and their successors and permitted assigns.
20.    Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal, or unenforceable under any applicable law, then so long as no Party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby. The obligations of the Parties under this Agreement are subject to the rules, regulations and policies of the FCC and all other applicable laws. The Parties agree that Licensee shall file a copy of this Agreement with the FCC and place a copy of this Agreement in the Stations’ public inspection files.

21.    Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to any choice or conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction), and is subject to the applicable provisions of the Communications Act of 1934, as amended, 47 U.S.C. Section 151, et seq. and the rules, regulations and policies of the FCC adopted pursuant to those provisions of the Act.

22.    Venue. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or in the absence of jurisdiction, of any federal court sitting in Wilmington, Delaware with respect to any action or proceeding arising out of or relating to this Agreement, agrees that all claims with respect to any such action or proceeding may be heard and determined in such respective courts, and waives any objection, including, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions. Each of the Parties irrevocably consents to the service of any and all process in any such action or proceeding brought in the Court of Chancery of the State of Delaware or in the absence of jurisdiction, of any federal court sitting in Wilmington, Delaware by the delivery of copies of such process to the Party at its address specified for notices to be given hereunder, or by certified mail directed to such address. Each Party represents to the other Party that this waiver is given voluntarily and with full knowledge and understanding of its legal effect after consultation with legal counsel.

23.    Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be addressed to the following addresses or to such other address as any Party may request:

If to Licensee:	Emmis Radio, LLC One Emmis Plaza 40 Monument Circle, Suite 700 Indianapolis, IN 46204 Attention: President and CEO Attention: General Counsel Telephone: 317-684-6565 Telecopier: 317-684-5583

with a copy to:	Wilkinson Barker Knauer, LLP 1800 M Street, NW, Suite 800N Washington, DC 20036 Attention: Doc Bodensteiner Telephone: 202-383-3350 Telecopier: 202-783-5851

If to Programmer:	Hubbard Radio, LLC 3415 University Ave St. Paul, MN 55114-2099 Attention: General Counsel Telephone: 651-642-4333 Telecopier: 651-642-4302

with a copy to:	Stinson Leonard Street LLP 50 South Sixth Street Suite 2600 Minneapolis, MN 55402 Attention: Mark S. Weitz, Esq. Telephone: 612-335-1517 Telecopier: 612-335-1657
Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, (ii) on the date of transmission if sent by facsimile, (iii) on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iv) on the date of a signed receipt if sent by an overnight delivery service.
24.    Miscellaneous. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the Party against whom enforcement of such amendment, waiver, or consent is sought. This Agreement is not intended to be, and shall not be construed as, an agreement to form a partnership, agency relationship, or joint venture between the Parties. Neither Party shall be authorized to act as an agent of or otherwise to represent the other Party. This Agreement (including the Schedule hereto) constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof.
25.    Certifications. Licensee certifies that it maintains ultimate control over its Stations’ facilities including, specifically, control over the Stations’ finances, personnel and programming.  Programmer certifies that this Agreement complies with the provisions of 47 C.F.R. Sections 73.3555(a) and (c).

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO LOCAL PROGRAMMING AND MARKETING AGREEMENT

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first set forth above.

LICENSEE:	EMMIS RADIO, LLC

	By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

EMMIS RADIO LICENSE, LLC

	By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

PROGRAMMER:	HUBBARD RADIO ST. LOUIS, LLC

	By:	/s/ David C. Bestler
	Name:	David C. Bestler
	Title:	Execuive Vice President and Chief Financial Officer

SCHEDULE A TO LMA

During the Term, Programmer shall:

(i)
pay Licensee the Monthly LMA Fee in the amounts per calendar month set forth below, each such payment due within sixty (60) days of the last day of each such month, with any partial month prorated), plus

(ii)
reimburse Licensee for the operating and maintenance expenses of the Stations incurred by Licensee in the ordinary course of business, each such reimbursement due within twenty (20) days after invoice; provided, however, that Programmer shall not reimburse Licensee for any capital expenditures relating to the Stations unless Programmer has approved such expenditure in writing in advance.

March	$321,828
April	$297,484
May	$714,196
June	$418,841
July	$490,147
August	$375,752
September	$428,332
October	$412,008
November	$327,759
December	$307,852
January	$162,229
February	$398,918